THECORETECGROUP
ENGINEERING SILICON TO IMPROVE LIFE

VIA ELECTRONIC MAIL
Shareholders of Series A Convertible Preferred Stock

RE: Amendment to the Certificate of Designation of the Series A Convertible Preferred Stock of the Coretec Group Inc. (the "**Company**").

Dear Sir/ Ma'am,

Pursuant to the Company's issuance of Series A Convertible Preferred Stock of the Company, par value $0.0002 per share ("Series A Preferred Stock"), you currently hold shares of Series A Convertible Preferred Stock, which alone or together with others executing this letter agreement constitutes a majority of the total issued and outstanding Series A Preferred Stock of the Company.

The terms governing the Series A Preferred Stock are specified under the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock ("Series A CoD"). Capitalized terms used but not defined herein shall have the meaning as in the Series A CoD. In accordance with Section 9 of the Series A CoD, as a majority holder, you also have a right to amend, modify or waive the terms of the Series A CoD by way of a written consent or affirmative vote.

As you are aware the Company has entered into a Share Exchange Agreement (the "Share Exchange Agreement") with Core Optics, LLC, a Virginia limited liability company, Core Optics Co., Ltd., a Republic of Korea corporation and Core SS LLC, a Virginia limited liability company ("Member"). Pursuant to the Share Exchange Agreement on closing the Member and or its designee(s) are expected to own approximately 80% of the Company's share of commons tock on a fully-diluted basis.

The consummation of the transactions under the Share Exchange Agreement necessitates an amendment to the Series A CoD. As a majority holder of Series A Preferred Stock, you: (i) agree to waive the right of Series A Preferred Stockholders to receive the Preference Amount under Section 6(a) of the Series A CoD, and (ii) upon the occurrence of the Mandatory Conversion Event, agree that all outstanding shares of Series A Preferred shall be automatically converted into such number of shares of Common Stock, determined by dividing the stated value of the shares of Series A Preferred Stock by the mandatory conversion price of $0.015. "Mandatory Conversion Event" shall means the consummation of all transactions contemplated under that certain Share Exchange Agreement dated March 1, 2024 (the "Share Exchange Agreement") entered into by and among The Coretec Group, Inc. (the "Company"), Core Optics, LLC, a Virginia limited liability company ("Core Optics"), Core Optics Co., Ltd., a Republic of Korea corporation ("Operating Subsidiary") and Core SS LLC, a Virginia limited liability company (the "Member"), which Member holds all outstanding membership interests in Core Optics."

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Ann Arbor, MI 48103
+1 (866) 916-0833 | info@thecoretecgroup.com | thecoretecgroup.com

We request you to acknowledge this letter and indicate your consent below. We appreciate your continued support and look forward to our new focus and success in the next years.

The Coretec Group Inc.

Date: August 20, 2024

By: Signed by: Matthew Kappers EC36E5DD13E54E8...
Matthew J. Kappers
Chief Executive Officer

ACKNOWLEDGEMENT AND CONSENT OF THE SERIES A PREFERRED STOCKHOLDER

By executing this consent, we hereby acknowledge the Company's letter dated August 20, 2024 ("**Company Letter**"). Further, as requested in the Company Letter, as the majority holder of Series A Preferred Stock, we agree to waive the right of the holders of Series A Preferred Stock to receive the Preference Amount under Section 6(a) of the Series A CoD and to the mandatory conversion upon the occurrence of the Mandatory Conversion Event, as more specifically set out in the Company Letter. Capitalized terms used but not defined herein shall have the meaning as in the Company Letter.

Victor Keen

Date: August 20, 2024

By: DocuSigned by: [signature] 8C025E03A2CC485...